Exhibit 99

PRESS RELEASE

GE Reports Record Fourth-Quarter and Full-Year Results for 2007;
4Q EPS up 17%; 18% for the Year
 4Q Orders of $27 billion, up 18%; 4Q Revenues of $48.6 billion, up 18%;
 Infrastructure Segment Profit up 26%; Global Revenues up 27%
Reaffirms Total Year 2008 Guidance

4Q and FY 2007 Highlights (Continuing Operations)

▪	4Q earnings per share (EPS) of $.68, up 17%; 4Q earnings of $6.8 billion, up 15%
▪	Full-year (FY) EPS of $2.20, up 18%; FY earnings of $22.5 billion, up 16%
▪	4Q revenues of $48.6 billion, up 18%; organic revenue growth of 10%; global revenue growth of 27%
▪	FY revenues of $173 billion, up 14%; organic revenue growth of 9%
▪	4Q total orders of $27 billion, up 18%; major equipment orders of $14.1 billion, up 33%;
services orders of $9.7 billion, up 5%
▪	Return on average total capital (ROTC) expanding to 18.9%
▪	FY Industrial cash flow from operating activities (CFOA) growth of 15%
▪	Reaffirmed 2008 FY EPS guidance of $2.42+, up 10%+

Fairfield, Conn., Jan. 18, 2008- GE announced today fourth-quarter 2007 earnings from continuing operations of $6.8 billion or $.68 per share, up 15% and 17%, respectively, from fourth-quarter 2006.  Fourth-quarter revenues from continuing operations were $48.6 billion, up 18%, increasing 10% organically. Full-year 2007 earnings from continuing operations were $22.5 billion or $2.20 per share, up 16% and 18%, respectively, from 2006.  Full-year 2007 revenues from continuing operations were $173 billion, up 14%, increasing 9% organically.

“We have built the company to outperform in this environment,” GE Chairman and CEO Jeff Immelt said.  “We have strengthened the portfolio for growth, restructured to lower our cost, maintained our Triple A credit rating and stayed true to our risk management principles. We are also more global, with more than 50% of our revenues now coming from outside the U.S. At the same time, we have been disciplined with capital allocation, returning $58 billion over the last three years to our shareowners in the form of dividends and buyback.

“Our record performance in such a tough environment validates the strength of our strategy and the talent of our team,” Immelt said. “Infrastructure led the fourth quarter delivering 26% profit growth, with 20% or more profit growth from Energy, Aviation, Oil & Gas, Transportation and Water,” Immelt said.  “Industrial margins increased with better pricing and productivity.  Global demand for our technology continued, driving highly visible growth in orders and backlog.  Our growing installed base of Infrastructure products has led to long-term service contracts that are strengthening customer relationships around the world.  Infrastructure, which is 40% of our earnings, is well positioned for growth in 2008 and beyond.

“Our financial services businesses performed well in an extremely volatile market,” Immelt said.  “Commercial Finance grew segment profit 9% with good asset growth and stable portfolio quality.  GE Money had 7% earnings growth with excellent global performance offsetting challenges in the U.S. market.  These results included a $400 million increase in the loss provision in the quarter.

“Overall our financial services earnings growth was 37% globally, driven by excellent origination and strong risk management,” Immelt said.  “The high mix of global earnings resulted in a lower than expected financial services tax rate.

“NBC Universal delivered 10% segment profit growth in the quarter for its fifth straight quarter of profit growth,” Immelt said.  “Film had its best year ever, with strong global growth.  Entertainment and Information Cable had record ratings and solid earnings growth.  The network continues to improve its programming and cost position.

“Industrial posted solid segment profit growth of 7%, overcoming a difficult U.S. housing market with a good performance from Enterprise Solutions,” Immelt said.  “Healthcare’s segment profit was down 4% with the continued challenge from its OEC business and the effects of the Deficit Reduction Act.  The balance of the business is in good shape. We expect Healthcare to improve in ’08,” Immelt said.

“Our company-wide initiatives focused on organic growth, services, global expansion and ecomaginationsm are delivering positive results,” Immelt said.  “We achieved our twelfth straight quarter of organic revenue growth of 2-3 times global GDP.  Services revenues were up 10% and global revenues grew 27% in the quarter.  Ecomaginationsm, our environmental technologies initiative, delivered $14 billion in revenues for the year, an increase of 17%,” Immelt said.

GE’s total orders were up 18% to $27 billion for the quarter and up 18% to $98 billion for the year.  Total backlog grew $19 billion year-over-year, an increase of 42%.  Major equipment orders were $14.1 billion, up 33% for the quarter and up 29% to $50 billion for the year.  Services orders were up 5% for the quarter and 7% for the year.  Contractual Service Agreement (CSA) backlog stood at $109 billion, up 17%.

“We sustained our focus on margins,” Immelt said.  “Our industrial profit margins expanded 70 basis points for the year, driven by pricing and productivity. ROTC increased to 18.9% for the year.”

The company bought back $13.9 billion worth of its common shares during the year, completing its expanded $27 billion share repurchase program one year ahead of schedule.  In December 2007, the company announced a new, three-year share repurchase program of $15 billion and increased its dividend, for the 32nd straight year, by 11%.  In addition, the company said that it remains committed to the portfolio action it outlined in December, including the disposition of some of the consumer finance platforms.

GE’s full-year consolidated effective tax rate was 16%, which was slightly below the company’s full-year 2007 expectations of 17% due to the higher proportion of lower taxed, global earnings in financial services. The full-year industrial effective tax rate was 22%, in line with the company’s expectations.

The company also filed a Form 8-K today describing and quantifying additional adjustments to historic financial statements arising from the ongoing review of its accounting policies and procedures. These revenue recognition adjustments had an insignificant effect on 2007 and 2006 results of operations.

Full-Year and Fourth-Quarter Financial Highlights:

Full-year earnings from continuing operations were $22.5 billion, up 16% from $19.4 billion in 2006.  EPS from continuing operations were $2.20, up 18% from last year’s $1.86.

Full-year continuing revenues grew 14% to $173 billion reflecting core growth and the net effects of acquisitions.

Fourth-quarter earnings from continuing operations were $6.8 billion, up 15% from $5.9 billion in fourth quarter 2006.  EPS from continuing operations were $.68 per share, up 17% from last year’s $.58.

Fourth-quarter continuing revenues were $48.6 billion, up 18% from $41.3 billion in fourth quarter 2006, reflecting organic growth of 10%.

Cash generated from GE’s operating activities in 2007 totaled $23.3 billion, down 2% from $23.8 billion last year, reflecting an increase of 15% from the Industrial businesses which was more than offset by a decrease in GE Capital Services’ dividends which in 2006 included greater proceeds from sales of insurance businesses.

“We want investors to see GE as a reliable growth company even in tough times. We will sustain our growth in 2008 led by Infrastructure and focus on hitting our financial goals of at least 10% EPS growth, 20% ROTC and organic revenue growth of 2-3 times GDP,” Immelt said.  “Our portfolio is strong, our initiatives are delivering and we are positioned to win in the mega themes of this era.  We see full-year 2008 continuing EPS of at least $2.42, an increase of 10%+ over comparable 2007 earnings. For 1Q’08, we expect to achieve continuing EPS of $.50-.53, up 4-10%, consistent with previous guidance, and net EPS of $.49-.52, up 11-18%.”

GE will discuss preliminary fourth-quarter and full-year results on a conference call and Webcast at 8:30 a.m. ET today.  Call information is available at www.ge.com/investor, and related charts will be posted there prior to the call.

* * *

GE (NYSE: GE) is Imagination at Work -- a diversified technology, media and financial services company focused on solving some of the world’s toughest problems. With products and services ranging from aircraft engines, power generation, water processing and security technology to medical imaging, business and consumer financing, and media content, GE serves customers in more than 100 countries and employs more than 300,000 people worldwide.  For more information, visit the company's Web site at www.ge.com.

Caution Concerning Forward-Looking Statements:

This document contains “forward-looking statements”- that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could adversely or positively affect our future results include: the behavior of financial markets, including fluctuations in interest and exchange rates and commodity and equity prices; the commercial and consumer credit environment; the impact of regulation and regulatory, investigative and legal actions; strategic actions, including acquisitions and dispositions; future integration of acquired businesses; future financial performance of major industries which we serve, including, without limitation, the air and rail transportation, energy generation, media, real estate and healthcare industries; and numerous other matters of national, regional and global scale, including those of a political, economic, business and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Media Contact:
Russell Wilkerson, 203.373.3193 (office); 203.581.2114 (mobile)
russell.wilkerson@ge.com

Investor Contact:
Dan Janki, 203.373.2468 (office)
dan.janki@ge.com

GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

	Consolidated			GE			Financial Services (GECS)
Years ended December 31	2007	2006	V %	2007	2006	V %	2007	2006	V %

Revenues
Sales of goods and services	$99,526	$91,510		$99,796	$89,919		$718	$2,383
Other income	3,019	2,154		3,371	2,307		–	–
GECS earnings from continuing operations	–	–		12,428	10,255		–	–
GECS revenues from services	70,193	58,179		–	–		71,468	59,243
Total revenues	172,738	151,843	14%	115,595	102,481	13%	72,186	61,626	17%

Costs and expenses
Cost of sales, operating and administrative
expenses	113,422	102,412		87,633	78,257		27,289	25,329
Interest and other financial charges	23,787	18,896		1,993	1,668		22,731	17,857
Investment contracts, insurance losses and
insurance annuity benefits	3,469	3,213		–	–		3,647	3,419
Provision for losses on financing receivables	4,546	3,130		–	–		4,546	3,130
Minority interest in net earnings of
consolidated affiliates	916	862		707	624		209	238
Total costs and expenses	146,140	128,513	14%	90,333	80,549	12%	58,422	49,973	17%

Earnings from continuing operations
before income taxes	26,598	23,330	14%	25,262	21,932	15%	13,764	11,653	18%
Provision for income taxes	(4,130)	(3,950)		(2,794)	(2,552)		(1,336)	(1,398)
Earnings from continuing operations	22,468	19,380	16%	22,468	19,380	16%	12,428	10,255	21%

Earnings (loss) from discontinued
operations, net of taxes	(260)	1,362		(260)	1,362		(2,127)	403

Net earnings	$22,208	$20,742	7%	$22,208	$20,742	7%	$10,301	$10,658	(3)%

Per-share amounts – earnings from
continuing operations
Diluted earnings per share	$2.20	$1.86	18%
Basic earnings per share	$2.21	$1.87	18%

Per-share amounts – net earnings
Diluted earnings per share	$2.17	$2.00	9%
Basic earnings per share	$2.18	$2.00	9%

Total average equivalent shares
Diluted shares	10,218	10,394	(2)%
Basic shares	10,182	10,359	(2)%

Dividends declared per share	$1.15	$1.03	12%

Dollar amounts and share amounts in millions; per-share amounts in dollars; unaudited. Supplemental consolidating data are shown for “GE” and “GECS.” Transactions between GE and GECS have been eliminated from the “Consolidated” columns. See note 1 to the 2006 consolidated financial statements at www.ge.com/annual06 for further information about consolidation matters.

GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

	Consolidated			GE			Financial Services (GECS)
Fourth quarter ended December 31	2007	2006	V %	2007	2006	V %	2007	2006	V %

Revenues
Sales of goods and services	$29,307	$24,988		$29,149	$24,555		$381	$597
Other income	700	492		821	536		–	–
GECS earnings from continuing operations	–	–		3,369	2,912		–	–
GECS revenues from services	18,581	15,797		–	–		18,965	16,112
Total revenues	48,588	41,277	18%	33,339	28,003	19%	19,346	16,709	16%

Costs and expenses
Cost of sales, operating and administrative
expenses	31,986	27,096		24,904	20,732		7,465	6,642
Interest and other financial charges	6,487	5,170		565	413		6,232	4,935
Investment contracts, insurance losses and
insurance annuity benefits	868	849		–	–		903	916
Provision for losses on financing receivables	1,330	930		–	–		1,330	930
Minority interest in net earnings of consolidated
affiliates	282	227		262	170		20	57
Total costs and expenses	40,953	34,272	19%	25,731	21,315	21%	15,950	13,480	18%

Earnings from continuing operations before
income taxes	7,635	7,005	9%	7,608	6,688	14%	3,396	3,229	5%
Provision for income taxes	(814)	(1,060)		(787)	(743)		(27)	(317)
Earnings from continuing operations	6,821	5,945	15%	6,821	5,945	15%	3,369	2,912	16%

Earnings (loss) from discontinued operations,
net of taxes	(125)	496		(125)	496		(124)	(26)

Net earnings	$6,696	$6,441	4%	$6,696	$6,441	4%	$3,245	$2,886	12%

Per-share amounts – earnings from continuing
operations
Diluted earnings per share	$0.68	$0.58	17%
Basic earnings per share	$0.68	$0.58	17%

Per-share amounts – net earnings
Diluted earnings per share	$0.66	$0.62	6%
Basic earnings per share	$0.67	$0.63	6%

Total average equivalent shares
Diluted shares	10,083	10,326	(2)%
Basic shares	10,048	10,294	(2)%

Dividends declared per share	$0.31	$0.28	11%

Dollar amounts and share amounts in millions; per-share amounts in dollars; unaudited. Supplemental consolidating data are shown for “GE” and “GECS.” Transactions between GE and GECS have been eliminated from the “Consolidated” columns. See note 1 to the 2006 consolidated financial statements at www.ge.com/annual06 for further information about consolidation matters.

GENERAL ELECTRIC COMPANY
Summary of Operating Segments (unaudited)

	Three Months Ended December 31			Twelve Months Ended December 31
(Dollars in millions)	2007	2006	V %	2007	2006	V %

Revenues
Infrastructure	$17,338	$13,387	30	$57,925	$46,965	23
Commercial Finance (a)	9,320	8,557	9	34,288	30,853	11
GE Money	6,578	5,375	22	25,019	19,783	26
Healthcare	4,995	4,700	6	16,997	16,560	3
NBC Universal	4,551	4,217	8	15,416	16,188	(5)
Industrial (a)	4,709	4,306	9	17,725	17,741	(0)
Total segment revenues	47,491	40,542	17	167,370	148,090	13
Corporate items and eliminations	1,097	735	49	5,368	3,753	43

Consolidated revenues from continuing
operations	$48,588	$41,277	18	$172,738	$151,843	14

Segment profit (b)
Infrastructure	$3,424	$2,717	26	$10,810	$8,848	22
Commercial Finance (a)	1,761	1,609	9	6,039	5,297	14
GE Money	957	898	7	4,280	3,267	31
Healthcare	1,035	1,083	(4)	3,056	3,142	(3)
NBC Universal	923	841	10	3,107	2,919	6
Industrial (a)	497	463	7	1,743	1,602	9
Total segment profit	8,597	7,611	13	29,035	25,075	16

Corporate items and eliminations	(424)	(510)	17	(1,780)	(1,475)	(21)
GE interest and other financial charges	(565)	(413)	(37)	(1,993)	(1,668)	(19)
GE provision for income taxes	(787)	(743)	(6)	(2,794)	(2,552)	(9)

Earnings from continuing operations	$6,821	$5,945	15	$22,468	$19,380	16

Earnings (loss) from discontinued operations
(net of taxes)	$(125)	$496	U	$(260)	$1,362	U

Consolidated net earnings	$6,696	$6,441	4	$22,208	$20,742	7

(a)
During the fourth quarter of 2007, we transferred the Equipment Services business from the Industrial segment to the Commercial Finance segment, where a portion of the business is reported in Capital Solutions. Prior period information has been reclassified to be consistent with the current organization.

(b)
Segment profit always excludes the effects of principal pension plans, results reported as discontinued operations and accounting changes, and may exclude matters such as charges for restructuring; rationalization and other similar expenses; in-process research and development and certain other acquisition-related charges and balances; technology and product development costs; certain gains and losses from dispositions; and litigation settlements or other charges, responsibility for which preceded the current management team.  Segment profit excludes or includes interest and other financial charges and income taxes according to how a particular segment’s management is measured – excluded in determining segment profit, which we also refer to as “operating profit,” for Healthcare, NBC Universal, Industrial and the industrial businesses of the Infrastructure segment; included in determining segment profit, which we also refer to as “net earnings,” for Commercial Finance, GE Money, and the financial services businesses of the Infrastructure segment (Aviation Financial Services, Energy Financial Services and Transportation Finance).

GENERAL ELECTRIC COMPANY
Summary of Operating Segments (unaudited)
Additional Information

	Three Months Ended December 31			Twelve Months Ended December 31
(Dollars in millions)	2007	2006	V %	2007	2006	V %

Infrastructure
Revenues	$17,338	$13,387	30	$57,925	$46,965	23

Segment profit	$3,424	$2,717	26	$10,810	$8,848	22

Revenues
Aviation	$5,049	$3,587	41	$16,819	$13,017	29
Aviation Financial Services	1,134	1,187	(4)	4,605	4,177	10
Energy	6,758	5,433	24	21,825	18,793	16
Energy Financial Services	832	475	75	2,405	1,664	45
Oil & Gas	2,181	1,439	52	6,849	4,340	58
Transportation	1,179	1,118	5	4,523	4,159	9

Segment profit
Aviation	$959	$758	27	$3,222	$2,802	15
Aviation Financial Services	245	331	(26)	1,155	1,108	4
Energy	1,417	1,029	38	3,824	2,906	32
Energy Financial Services	188	198	(5)	724	695	4
Oil & Gas	332	221	50	860	548	57
Transportation	252	209	21	936	774	21

Commercial Finance
Revenues	$9,320	$8,557	9	$34,288	$30,853	11

Segment profit	$1,761	$1,609	9	$6,039	$5,297	14

Revenues
Capital Solutions	$3,983	$3,848	4	$14,354	$14,169	1
Real Estate	1,912	1,570	22	7,021	5,020	40

Segment profit
Capital Solutions	$587	$472	24	$1,889	$1,789	6
Real Estate	605	626	(3)	2,285	1,841	24

Industrial
Revenues	$4,709	$4,306	9	$17,725	$17,741	(0)

Segment profit	$497	$463	7	$1,743	$1,602	9

Revenues
Consumer & Industrial	$3,507	$3,204	9	$13,332	$13,790	(3)
Enterprise Solutions	1,270	1,102	15	4,462	3,951	13

Segment profit
Consumer & Industrial	$262	$261	0	$1,046	$981	7
Enterprise Solutions	235	201	17	697	620	12

GENERAL ELECTRIC COMPANY
Condensed Statement of Financial Position

	Consolidated		GE		Financial Services (GECS)
(Dollars in billions)	12/31/07	12/31/06	12/31/07	12/31/06	12/31/07	12/31/06

Assets
Cash & marketable securities	61.2	61.9	7.0	4.8	54.5	59.9
Receivables	22.3	19.6	15.1	13.8	–	–
Inventories	12.9	10.0	12.8	10.0	0.1	0.1
GECS financing receivables - net	377.7	321.7	–	–	385.6	328.6
Property, plant & equipment - net	77.9	70.7	14.1	12.7	63.8	58.0
Investment in GECS	–	–	57.7	54.1	–	–
Goodwill & intangible assets	97.3	84.3	67.3	58.4	30.0	25.9
Other assets	139.3	108.6	40.8	33.3	105.4	81.1
Assets of discontinued operations	6.8	19.9	0.1	8.8	6.7	11.1

Total assets	$795.4	$696.7	$214.9	$195.9	$646.1	$564.7

Liabilities and equity
Borrowings	514.1	432.8	15.8	11.1	500.9	426.3
Insurance contracts, insurance liabilities and
insurance annuity benefits	34.1	34.5	–	–	34.4	34.8
Other liabilities & minority interest	129.8	115.2	83.2	71.1	51.6	49.0
Liabilities of discontinued operations	1.8	2.7	0.3	2.2	1.5	0.5
Shareowners’ equity	115.6	111.5	115.6	111.5	57.7	54.1

Total liabilities and equity	$795.4	$696.7	$214.9	$195.9	$646.1	$564.7

December 31, 2007, information is unaudited.  Supplemental consolidating data are shown for “GE” and “GECS.” Transactions between GE and GECS have been eliminated from the “Consolidated” columns. See note 1 to the 2006 consolidated financial statements at www.ge.com/annual06 for further information about consolidation matters.

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP).  Certain of these data are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules.  Specifically, we have referred to organic revenue growth for the three and twelve months ended December 31, 2007, compared with the three and twelve months ended December 31, 2006; return on average total capital (ROTC), which is calculated using average total shareowners’ equity, excluding effects of discontinued operations; growth in industrial cash from operating activities (Industrial CFOA) for the twelve months of 2007 compared to the twelve months of 2006; and GE industrial segment operating profit margin excluding the effects of the GE industrial portion of Corporate items and eliminations (segment profit margin).  The reasons we use these non-GAAP financial measures and their reconciliation to the most directly comparable GAAP financial measures follow.

	Three months ended December 31			Twelve months ended December 31
(Dollars in millions)	2007	2006	V %	2007	2006	V %

Organic Revenue Growth – Continuing Operations

Revenues as reported	$48,588	$41,277	18%	$172,738	$151,843	14%
Less the effects of
Acquisitions, business dispositions (other than
dispositions of businesses acquired for investment)
and currency exchange rates	4,140	953		12,803	4,992
The 2006 Olympics broadcasts	–	–		–	684
Revenues excluding the effects of acquisitions,
business dispositions (other than dispositions of
businesses acquired for investment), currency
exchange rates and the 2006 Olympics
broadcasts (organic revenues)	$44,448	$40,324	10%	$159,935	$146,167	9%

	Three months ended December 31
	2007	2006
Average Total Shareowners’ Equity, Excluding
Effects of Discontinued Operations (a)

Average total shareowners’ equity (b)	$113,842	$109,174
Less the effects of
Cumulative earnings from discontinued operations	–	–
Average net investment in discontinued operations	3,640	11,658
Average total shareowners’ equity, excluding effects
of discontinued operations (a)	$110,202	$97,516

(a)
Used for computing ROTC. For GE, ROTC is earnings from continuing operations plus the sum of after-tax interest and other financial charges and minority interest, divided by the sum of the averages of total shareowners’ equity (excluding effects of discontinued operations), borrowings, mandatorily redeemable preferred stock and minority interest (on a 12-month basis, calculated using a five-point average).

(b)	On a 12-month basis, calculated using a five-point average.

U.S. GAAP requires earnings of discontinued operations to be displayed separately in the Statement of Earnings. Accordingly, the numerators used in our calculations of ROTC exclude those earnings (losses). Further, we believe that it is appropriate to exclude from the denominators, specifically the average total shareowners’ equity component, the cumulative effect of those earnings for each of the years for which related discontinued operations were presented, as well as our average net investment in discontinued operations since the second half of 2005. Had we disposed of these operations before mid-2005, proceeds would have been applied to reduce parent-supported debt at GE Capital; however, since parent-supported debt at GE Capital was retired in the first half of 2005, we have assumed that any proceeds after that time would have been distributed to shareowners by means of share repurchases, thus reducing average total shareowners’ equity.

(Dollars in millions)	Twelve months ended December 31
	2007	2006	V %
Growth in Industrial CFOA

Cash from GE’s operating activities as reported	$23,301	$23,772	-2%
Less dividends from GECS	7,291	9,847
Cash from GE’s operating activities excluding
dividends from GECS (Industrial CFOA)	$16,010	$13,925	15%

	Twelve months ended December 31, 2007				Twelve months ended December 31, 2006
GE Industrial Segment Operating Profit Margin	Revenues	Op profit	Op profit	%	Revenues	Op profit	Op profit	%	V pts.

As reported
Infrastructure	$57,925	$10,810			$46,965	$8,848
Industrial	17,725	1,743			17,741	1,602
Healthcare	16,997	3,056			16,560	3,142
NBC Universal	15,416	3,107			16,188	2,919
	108,063	18,716			97,454	16,511
Less the effects of
Financial services components reported
in Infrastructure	7,244	1,935			6,017	1,869
Inter-company transactions
between GE industrial and financial
services components	(555)	–			(542)	–
GE industrial segment operating profit margin
excluding the effects of the GE industrial
portion of Corporate items and
eliminations (segment profit margin)	$101,374	$16,781	16.6%		$91,979	$14,642	15.9%		0.7

We believe that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat.  In some cases, short-term patterns and long-term trends may be obscured by large factors or events.  For example, events or trends in a particular segment may be so significant as to obscure patterns and trends of our industrial or financial services businesses in total.  For this reason, we believe that investors may find it useful to see our revenue growth without the effects of acquisitions, dispositions, currency exchange rates and the 2006 Olympics broadcasts; average total shareowners’ equity, excluding effects of discontinued operations; our operating cash flow without the effects of GECS dividends which can also vary from period to period; and GE industrial segment operating profit margin excluding the effects of the GE industrial portion of Corporate items and eliminations.